                                                                       EXHIBIT 2


                               PURCHASE AGREEMENT

                                     AMONG

                          1028796 ONTARIO LIMITED AND

                     MARRIOTT CORPORATION OF CANADA, LTD.,

                                  AS SELLERS,

                                      AND

                              HMC TORONTO EC, INC.

                                  AS PURCHASER

  THIS ACQUISITION AGREEMENT (this "Agreement") is executed as of the 31st day of October, 1995 (the "Contract Date"), by 1028796 Ontario Limited, a corporation incorporated under the laws of the Province of Ontario and Marriott Corporation of Canada Ltd., a corporation incorporated under the laws of the Province of Ontario (collectively referred to as "Seller") and HMC Toronto EC, Inc., a corporation incorporated under the laws of the Province of Ontario ("Purchaser").

  WHEREAS the Purchaser has agreed to purchase and the Seller has agreed to sell the hotel situated in the City of Toronto in the Province of Ontario and known as the Toronto Eaton Centre Marriott (the "Hotel");

  AND WHEREAS the Hotel is constructed on the lands and premises described in Schedule "A" attached hereto (the "Lands" or the "Site");

  AND WHEREAS by a ground lease made as of September 21, 1983, a copy of which was registered in the Land Registry Office for the Land Titles Division of Metropolitan Toronto (No. 66) on the 23rd of June, 1986 as Instrument No. C-292935 as amended by an extension agreement dated September 30, 1988 and amending letter agreements dated September 21, 1987, October 7, 1987 and September 30, 1988 with the Incorporated Synod of the Diocese of Toronto leased to T.E.C. Hotels Ltd. (formerly H.E.C. Hotels Ltd.) those lands described in Schedule "A" hereto for a term of 99 years expiring September 20, 2082 (the ground lease as so amended herein referred to as the "Ground Lease");

  AND WHEREAS by sublease made as of September 21, 1983, notice of which was registered in the Registry Office on March 10, 1989 as Instrument No. C-519352 as amended by agreement dated May 1, 1989 (the ground sublease as so amended herein referred to as the "Ground Sublease"), T.E.C. Hotels Ltd. subleased to The Cadillac Fairview Corporation Limited, Terbert Investment Properties Limited and Eaton Properties Limited (the "EC Group") the Lands for a term expiring on the earlier of the day immediately preceding the last day of the term of the Ground Lease and the last day of the forty-ninth rental year of the Ground Sublease;

  AND WHEREAS by assignment of sublease made as of March 8, 1989, notice of which was registered in the Registry Office on June 8, 1990 as Instrument No. C-551448, the EC Group assigned undivided 50% interest in their interest in the Ground Sublease to Marriott Corporation of Canada, Ltd.;

  AND WHEREAS by assignment of sublease made as of the 18th day of June, 1993 notice of which was registered in the Registry Office on the 7th day of July, 1993 as Instrument No. C844930, the EC Group assigned its remaining undivided interest in the Ground Sublease to 1028796 Ontario Limited;

  AND WHEREAS by sub-sublease made as of March 18, 1989, notice of which was registered in the Registry Office on June 18, 1990 (the "Operating Lease") as Instrument No. C-654054, the EC Group and Marriott Corporation of Canada, Ltd. sub-subleased to T.E.C. Operations Limited the Hotel and the offsite facilities, as defined therein, excluding certain portions thereof as expressly referred to therein for a term expiring on the date preceding the expiry date of the Ground Sublease;

  AND WHEREAS the EC Group by assignment dated the 18th day of June, 1993 have assigned their interest as sub-sublandlord in the Operating Lease to 1028796 Ontario Limited;

  AND WHEREAS in acquiring the Hotel hereunder the Purchaser is purchasing and the Seller is selling all of the Seller's right, title and interest in and to the Ground Sublease, the Operating Lease and all the issued and outstanding shares in T.E.C. Hotels, together with all of the Seller's right, title and interest in and to any and all improvements, equipment, inventory, reserve accounts, furnishings, fixtures and equipment and working capital in an amount of $450,000, books, records and work papers and other historical tax accounting and other information, personal property, permits and licenses, vehicles, contract rights (including orders for equipment or other property not yet delivered to the Hotel), plans and specifications, parking, 50% of any property tax refunds pertaining to any period prior to closing and any other rights, licenses or leases, intangibles and other property pertaining to the Lands and the Hotel (all of the foregoing and the Seller's interests in the Ground Sublease, the Operating Lease and the shares in T.E.C. Hotels collectively referred to as the "Property").

  NOW THEREFORE for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                                 ARTICLE 1.00

                              DEFINITION OF TERMS

  When used in this Agreement, the following terms shall have the meanings indicated:

"Accountants" means Arthur Andersen on behalf of Purchaser and Ernst & Young Inc. on behalf of Seller. If any dispute between the parties' accountants cannot be resolved, Peat Marwick Thorne shall be the "Accountants".

"Agreement" means this agreement (including all Schedules hereto) as the same may be supplemented or amended after the Contract Date.

"Closing" means the consummation of the transactions contemplated by this Agreement.

"Contract Date" means the date of this Agreement set forth in the preamble.

"Contracts" means all Leases and all construction, service, maintenance, supply and other contracts related to the maintenance or operation of the Hotel, together with any and all amendments thereto and specifically excluding the Existing Management Agreement.

"Dollars" and "Cdn.$" means lawful currency of Canada.

"Encumbrance(s)" means liens, mortgages, security interests, pledges, charges, options, encroachments, easements, covenants, leases, reservations of right or restrictions of any kind.

"Equipment Leases" means all leases or other instruments relating to equipment or other personal property located at or used in the operation of the Hotel, together with any and all amendments thereto.

"Excluded Items" means three modems, a nest, backplane and packet assembler and dessembler and related hardware which comprises part of the Marriott Communication Network and are located in a closet at the Hotel.

"Existing Management Agreement" means all of the management, franchise, technical services, consulting, license or operating lease agreements related to the management or operation of the Hotel, together with any and all amendments thereto.

"Existing Manager" means Marriott Hotels of Canada Ltd., the current manager of the Hotel.

"FF&E" means all appliances, machinery, devices, fixtures, equipment, furniture, furnishings and articles of tangible personal property of every kind and nature whatsoever located in or at the Hotel or elsewhere and used or being held for future use in connection with the ownership, development, construction, operation or maintenance of the Hotel (except inventories and property subject to Equipment Leases and Excluded Items).

"Ground Lease" has the meaning set out in the recitals.

"Ground Sublease" has the meaning set out in the recitals.

"Hotel" means the Toronto Eaton Centre Marriott Hotel. The term "Hotel" shall include, as appropriate to the legal context, Seller's interests in and to :
(a) legal and beneficial leasehold title to and interest in the applicable Site; (b) all easements and other rights and obligations appurtenant to the Site; (c) legal and beneficial title to all buildings and other improvements that are located on the Site and all buildings and other improvements located on any easement area which is appurtenant to the Site (to the extent owned by Seller); (d) all Contracts; (e) all Equipment Leases; (f) all Inventories and FF&E; (g) all Miscellaneous Assets.

"Inventories" means all inventories, as defined in the Uniform System of Accounts, located in or at the Hotel (or located at another site but intended for use at the Hotel) on the Closing Date, such as provisions in storerooms, refrigerators, pantries and kitchens; beverages in wine cellars and bars; other merchandise intended for sale or resale; fuel; mechanical supplies; stationery; guest supplies; maintenance and housekeeping supplies and other expensed supplies and similar items.

"Leases" means all leases, concession agreements or license agreements with third parties for use of any part of the Site or the Hotel, together with any and all amendments thereto.

"Losses" means any and all losses, liabilities, obligations, damages, claims or expenses (including, without limitation, reasonable attorneys' and accountants' fees and disbursements).

"Miscellaneous Assets" means, to the extent related to the Hotel, goodwill, tradenames and trademarks, registers of property, all surveys, all architectural, consulting and engineering blueprints and contracts, all plans and specifications, all drawing, all manufacturer's or supplier's warranties and guarantees, all reports including, without limitation, all maintenance reports, all Permits, all books and records (including, without limitation, all tax and accounting documents and detail and back-up and all sales, catering and reservations books, records, files and workpapers) and all items of personal property relating to the ownership or operation of Hotel which are, in the case of each of the foregoing items, owned by or leased to Seller related to the Hotel (or by or to the Existing Manager, on behalf of the Seller) as of the Closing Date, and excluding FF&E, Contracts, Inventory, Existing Management Agreement, Equipment Leases and Excluded Items.

"Operating Lease" has the meaning set out in the recitals.

"Permits" means all licenses, certificates of occupancy, permits and approvals issued by any governmental authority or any third party and used in or necessary to the operation of the Hotel as a fully functioning full service (Marriott) hotel under the name, The Toronto Eaton Center Marriott.

"Permitted Encumbrances" means (a) liens for taxes, assessments and governmental charges applicable to the Hotel but not due and payable or due and payable but not delinquent at the Closing Date (all of which shall be adjusted as of the Closing Date in accordance with the terms of this Agreement); (b) applicable zoning regulations and ordinances and building, health and other applicable laws and ordinances; (c) overnight occupancy rights of the Hotel's guests and all Leases; (d) agreements for advance bookings of guest rooms and banquet, conference and restaurant facilities made in the ordinary course of business; (e) Equipment Leases; and (f) any liens which under this Agreement are Purchaser's responsibility; (g) the Ground Lease; (h) the Ground Sublease; (i) the Operating Lease; (j) those other encumbrances, agreements, etcetera set out in Schedule "B" attached hereto.

"Property" has the meaning set out in the recitals.

"Purchaser" is defined in the preamble to this Agreement.

"Seller" is defined in the preamble to this Agreement.

"Site" means the parcel(s) of land on which the Hotel is located, including all right, title and interest of Seller, if any, in and to all easements, rights and other interests appurtenant thereto.

"T.E.C. Hotels" means T.E.C. Hotels Ltd.

"T.E.C. Operations" means T.E.C. Operations Limited

"to Vendor's knowledge" or similar phrases means (i) with respect to Marriott Corporation of Canada Ltd., Marriott Hotels of Canada Ltd. and T.E.C. Hotels and T.E.C. Operations, the knowledge of the Hotel General Manager, David Webb, the Hotel Controller, Fred Maurer, the Hotel Engineer, David Fuller, and Bonnie Green of Marriott International, Law Department (collectively, the "MI Operators"), without further duty to inquire; and (ii) with respect to 1028796 Ontario Limited and T.E.C. Hotels and T.E.C. Operations, the knowledge of John Oliver, Victor Tryon or Abid Gilani relying solely upon information from the MI Operators, without further duty to inquire.

                                 ARTICLE 2.00

                               PURCHASE AND SALE

  2.1 The Purchaser agrees to purchase and the Seller agrees to sell all its right, title and interest in the Property at a purchase price of Forty-two Million Dollars Canadian (Cdn. $42,000,000) payable by cash or certified cheque on closing, subject to adjustments as hereinafter provided.

  2.2 The parties acknowledge and agree that the purchase price has been allocated as follows:

        Shares of TEC Hotels.................................... $   450,000.00
        FF & E.................................................. $ 4,652,000.00
        FF & E reserve.......................................... $ 1,280,840.00
        Leasehold interest and building......................... $35,561,660.00
        Intangibles............................................. $    55,500.00
                                                                 --------------
          TOTAL................................................. $42,000,000.00
                                                                 ==============

                                 ARTICLE 3.00

                              REALTY TAX APPEALS

  3.1 The Purchaser covenants and agrees to assume and prosecute, at its sole expense, the existing realty tax appeals provided that the Purchaser determines, in its sole discretion, that such appeals will likely be successful. If the Purchaser determines to proceed with such appeals, the Seller and Purchaser agree that any reduction of taxes applicable to any period prior to Closing shall belong 50% to the Seller and 50% to the Purchaser subject to reimbursement of the costs of the appeal as set forth below. Any reduction of taxes applicable to the period subsequent to Closing shall belong 100% to the Purchaser.

  Each Seller agrees to provide to the Purchaser a statement of all costs together with supporting material, including invoices for same, within fourteen (14) days after Closing for the Purchaser's approval acting reasonably. In the event each Seller has not provided its statement of costs, as herein provided, or the Purchaser has not acting reasonably approved the same, the Purchaser shall have no liability to each Seller to reimburse each Seller for such costs. To the extent that the Purchaser has approved the costs, the said costs shall be added to the Purchaser's costs and shall be reimbursed to each Seller as funds or credits against realty taxes are available to the Purchaser as a result of the successful appeal. Each Seller shall be reimbursed pro rata with the Purchaser based on the percentage that each Seller's costs bear to the total of the costs of the tax appeal.

                                 ARTICLE 4.00

                        REPRESENTATIONS AND WARRANTIES

  In order to induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, each of 1028796 Ontario Limited, Marriott Corporation of Canada Ltd., T.E.C. Hotels and T.E.C. Operations (in this Article 4.00, each "Vendor") represents and warrants to and with the Purchaser, which representations and warranties shall survive for a period of ninety (90) days after the Closing, as follows:

  A. General Representations: Each Vendor severally represents and warrants as to itself only:

    (1) Good Standing: (a) it is a duly organized and validly existing corporation in good standing under the laws of the province of Ontario and is authorized to conduct the businesses in which it is now engaged; and (b) has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

    (2) Due Authorization: (a) the execution, delivery and performance of this Agreement by such Vendor, the consummation by such Vendor of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate or other appropriate actions (none of which actions has been or will be modified or rescinded and all of which actions are and shall be in full force and effect); (b) the Board of Directors or other governing body of such Vendor has the power and authority to approve the execution, delivery and performance of this Agreement and the consummation by such Vendor of the transactions contemplated hereby; and (c) this Agreement and each document to be executed and delivered by such Vendor at the Closing constitutes, or at the time of such Closing will constitute, a valid and binding obligation of such Vendor, enforceable thereby, as applicable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.

    (3) No Violation or Defaults: the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not (a) violate any law or any order of any court or governmental authority with proper jurisdiction, in each case applicable to such Vendor, which violation, in any one case or in the aggregate, materially and adversely affect the operation of the Hotel or such Vendor's ability to consummate the transactions contemplated hereby; (b) result in a breach or default under any material Contract to which such Vendor is a party or the Existing Management Agreement (to the extent such Vendor is a party thereto) or the organizational documents of such Vendor; or (c) require any consent or approval or vote of any court or governmental authority having jurisdiction over such Vendor or any of such Vendor's assets or of any third person or entity pursuant to any agreement binding on such Vendor or any of such Vendor's assets that, as of the Closing Date, has not been given or taken and does not remain effective.

    (4) Litigation or Claims: it has not received written notice, or otherwise has actual knowledge, of any actions, suits, arbitrations, governmental investigations or other proceedings (including without limitation employee claims and excluding claims disclosed to Purchaser or incurred in the ordinary course of the Hotel's business) pending or threatened against such Vendor, the Hotel or the Property, an adverse determination of which might materially and adversely affect such Vendor's ability and right to enter into this Agreement or to consummate the transactions contemplated hereby or materially and adversely affect the operation of the Hotel or the Property.

    (5) Deliveries: It has delivered to Purchaser all documents and information requested by Purchaser in such Vendor's possession or control and all such delivered documentation and information is to Vendor's knowledge true, complete and correct as of the Closing.

    (6) Bankruptcy Matters: such Vendor has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of all or substantially all of its assets, suffered other attachment or other judicial seizure of all or substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally. Each Vendor further represents and warrants as to itself only that it is not insolvent and shall not be rendered insolvent by the consummation of the transactions contemplated hereby.

    (7) Title and Ownership: the authorized capital of T.E.C. Hotels is an unlimited number of common shares, of which 30,000 common shares are issued and outstanding as fully paid and non-assessable and are the only outstanding shares of T.E.C. Hotels. The authorized capital of T.E.C. Operations is an unlimited number of common shares, of which 30,000 common shares are issued and outstanding as fully paid and non-assessable and will be the only outstanding shares of T.E.C. Operations. 1028796 Ontario Limited and Marriott Corporation of Canada Ltd. are the beneficial owners of record of the shares of T.E.C. Hotels with good and marketable title thereto, free and clear of any pledge, lien, charge, encumbrance or other security interest of any kind, other than Permitted Encumbrances and of any portion or right thereto and has the power and authority and right to sell the same in accordance with the terms of this Agreement T.E.C. Hotels is the beneficial owner of record of the shares of T.E.C. Operations with good and marketable title thereto, free and clear of any pledge, lien, charge, encumbrance or other security interest of any kind, other than Permitted Encumbrances and of any portion or right thereto. Each Vendor has good marketable title to the Property it owns, subject only to the Permitted Encumbrances.

    (8) Financial Statements: the financial statements of each Vendor and, to the Vendor's knowledge, the Hotel have been prepared in accordance with generally accepted accounting principles applied on a consistent basis with regard to financial statements of the companies for their prior fiscal periods and present fairly the financial position and assets of the companies as of the date of such statements and include and disclose the material liabilities, either actual, accrued or contingent and whether direct or indirect, of the companies as of the date of preparation of the statements.

  B. Operational Matters: To Vendor's knowledge, each Vendor severally represents and warrants as to itself only:

    (1) Compliance with Laws: it has not received any written notice from any governmental entity or authority, or otherwise has any knowledge of, any violation of any Permit or any health, sanitation, fire, building or zoning law, rules, regulation or code relating to the Hotel which has not been remedied or is being remedied. Each Vendor further severally represents and warrants as to itself only that it has not received written notice, or otherwise has any knowledge of, any reason why any Permit necessary to operate the Hotel as currently operated may be unavailable to Purchaser. The Purchaser acknowledges that the liquor license is currently in the name of Marriott Hotels of Canada Ltd. and that as of the Closing Date there are Fire Department deficiencies with respect to the Hotel.

    (2) Insurance: it has not received any written notice from any insurance company, or otherwise has any knowledge of, any defects or inadequacies in the Hotel that would materially and adversely affect insurability or materially increase the cost of insurance with respect to the Hotel, which defect or inadequacy has not been previously remedied or is being remedied.


    (3) Expropriation Actions: it has not received any written notice, or otherwise have knowledge, of any pending expropriation action of any nature with respect to the Hotel.


    (4) Condition of the Hotel before Closing: it has not received any written notice, or is otherwise aware, of any material defects or inadequacies at the Hotel, including equipment and utility service. The number of guest rooms at the Hotel on the Contract Date is 459.


    (5) Hazardous Materials: (a) "Hazardous Materials" means any asbestos-containing materials, petroleum, urea formaldehyde, polychlorinated biphenyls (PCBs) and any materials, wastes, substances or chemicals that are deemed hazardous, toxic, a pollutant or a contaminant under any law, statute, ordinance, decree, order, judgment, rule, regulation, procedure or policy of any governmental authority which relates to the pollution or protection of the environment in Ontario (each an "Environmental Law").

    (b) Each Vendor severally represents and warrants as to itself only that it has not received any written notice, or otherwise is aware, of (i) any alleged violation of any Environmental Law with respect to the Hotel, which violation has not been previously remedied or (ii) any investigation by any governmental authority with respect to the existence of any Hazardous Materials at the Site, which investigation remains open. The Purchaser acknowledges that it has obtained an independent environmental report and that such report disclosed no outstanding violations or investigations by any governmental authority.

    (6) Contracts, Equipment Leases, etc.: it has not received any written notice, or otherwise is aware, of any default by such Vendor or any other party to any such Contract, Equipment Lease or Existing Management Agreement in any material respect.

    (7) Employees: except for certain management Hotel employees of Marriott Hotels of Canada, Ltd., all Hotel employees are employees of T.E.C. Operations.

    (8) Taxes: (a) it has not received written notice or otherwise is aware of any unfiled federal, provincial and other tax returns and reports of such Vendor or the Hotel required by law to be filed or any material misstatements or omissions included in such filings; (b) all other taxes, charges, fees, duties, levies or other assessments which have been imposed by the federal government or any provincial, local or other agency having jurisdiction therefor, including any interest, penalties or additions as well as required payments to any party imposed upon such Vendor or any of its properties, assets or income which are due and payable are claimed by any taxing authority to be due and payable have been paid; (c) there are no claims for such taxes threatened or pending against such Vendor or the Hotel nor are there any claims for tax deficiencies or any basis for such claims and there are not now in force any waivers or agreements for the extension of time for the assessment of any tax, nor has any such waiver or agreement been requested by any taxing authority; (d) such Vendor's and the Hotel's income tax returns have not been reassessed to date; and (e) such Vendor has paid or is withholding and will pay when due to the proper taxing authorities all withholding amounts relating to the Hotels required to be withheld by it with respect to all applicable taxes with respect to third parties.

    (9) No Covenants or Restrictions: it has not received written notice, or otherwise is aware, of any written covenants or restrictions that would prohibit or limit in any material regard, the Purchaser from operating the Hotel as currently operated.


    (10) Work: it has not received written notice, or otherwise is aware, of any work having been performed or materials supplied on or to the Hotel, except for work or materials for which full payment has been made or will be made in the ordinary course of business.

                                 ARTICLE 5.00

                                    CLOSING

  5.1 Prepaid real estate and business taxes, net working capital and the Seller's share of operating profit for the eleventh accounting period ending November 3, 1995 shall be adjusted between the Seller and the Purchaser, all substantially in accordance with the format set out in Schedule "C" attached hereto. Such adjustments to be done on or before November 13, 1995. The provisions of this Article or Schedule "C" may not specify all adjustments properly to be made in a transaction of this nature. Representatives of the Purchaser and Seller shall perform all of the adjustments through the Closing Date and any and all other adjustments not specifically referred to herein which are appropriate and usual. The adjustments hereunder shall be calculated or paid in an amount based upon a fair and reasonable estimated accounting performed and agreed to by representatives of Seller and Purchaser at such Closing. Subsequent final adjustments and payments shall be made in cash or other immediately available funds as soon as practicable after the Closing Date and, in any event within 120 days after the Closing Date, based upon an agreed accounting performed by representatives of Seller and Purchaser. In the event the parties have not agreed with respect to the adjustments required to be made pursuant to this Section with such 120 day period, upon application by either party, the Accountants shall determine any such adjustments which have not therefore been agreed to between the Seller and the Purchaser.

Each party shall bear the costs and expenses of its own Accountant. The obligations of a Seller and a Purchaser with respect to closing adjustments under this Article shall survive the Closing. To the extent that the adjustments for net working capital performed hereunder require the Purchaser to reimburse the Vendor, then in such event, the said reimbursement shall be applied against the $450,000.00 working capital cash adjustment to which the Purchaser is entitled to the extent of the same and in the event the said adjustments are in excess of $450,000.00, the Purchaser sall pay the Seller such excess. To the extent that any adjustments to be made hereunder require the Seller to credit the Purchaser, the said credit shall be paid in cash in addition to the $450,000.00 working capital adjustment, as hereinbefore set forth.

  5.2 [INTENTIONALLY OMITTED]

  5.3 Acknowledgment and Indemnity. Seller and Purchaser acknowledge that the Seller is fully liable and responsible for any claims, actions or liabilities arising prior to Closing (including, without limitation, the liability of T.E.C. Operations to Seller shown on the T.E.C. Operations 1994 financial statement and any costs of obtaining or curing the Fire Department deficiencies existing on the Closing Date with respect to the Hotel referred to in Article 4.00 B(1) above $5,000) and the Purchaser hereby acknowledges that it is responsible for any claims, liabilities and actions arising from and including the day of Closing. In that regard, Seller and Purchaser hereby agree to indemnify, defend and hold one another harmless from and reimburse the other party for all losses, costs, claims, demands, et cetera which may be made against either on account of the other's liability and responsibility, as herein set out.

                                 ARTICLE 6.00

                                 MISCELLANEOUS

  6.1 Brokerage Commissions and Finder's Fees. Seller represents to Purchaser and Purchaser represents to Seller, that neither party has dealt with any real estate broker, agent or salesman or person performing similar functions in connection herewith.

  6.2 Representations and Warranties. The representations and warranties contained in this Agreement shall be effective as of the date made or deemed made and on the Closing Date. If the Closing occurs, then any liability with respect to a breach of any such representation, warranty or covenant or any representation, warranty or covenant set forth in any document delivered by either party to the other pursuant hereto shall survive the Closing.

  6.3 Limited Liability. Seller agrees that no partner, member or shareholder of Purchaser shall have any personal liability under this Agreement. Purchaser agrees that no partner, member or shareholder of Seller shall have any personal liability under this Agreement. The obligations and rights against 1028796 Ontario Limited under this Agreement and in respect of any claims or claims which the Purchaser may have for breach of any covenant, representation and warranty or pursuant to any indemnity set forth in this Agreement, shall be performed, satisfied and paid out of and enforced against and recourse under this Agreement in respect thereof shall be had only against the property and assets, from time to time, of 1028796 Ontario Limited. The obligations and rights against Marriott Corporation of Canada Ltd. under this Agreement and in respect of any claims or claims which the Purchaser may have for breach of any covenant, representation and warranty or pursuant to any indemnity set forth in this Agreement, shall be performed, satisfied and paid out of and enforced against and recourse under this Agreement in respect thereof shall be had only against the property and assets, from time to time, of Marriott Corporation of Canada Ltd.

  6.4 Choice of Law. This Agreement shall be governed by the laws of the Province of Ontario.

  6.5 Headings. The headings of articles and sections of this Agreement are inserted only for convenience and are not to be construed as a limitation of the scope of a particular provision to which they refer or otherwise to affect the interpretation of any provision hereof.

  6.6 Notices. All notices, consents, approvals and other communications required or permitted by this Agreement shall be in writing and (i) delivered by hand against receipt, (ii) transmitted by telecopy with transmission confirmed by courier or overnight delivery service identified hereinbelow, or
(ii) sent, postage prepaid, by nationally recognized overnight courier, such as DHL, Federal Express and United Parcel Service. All notices shall be addressed as follows:

                If to Purchaser:       c/o Host Marriott Corporation
                                       10400 Fernwood Road
                                       Bethesda, Maryland 20817

                                       Attention: Doug Greene
                                       Telecopier No.: (301) 380-6338

                with a copy to         Pamela Murch
                                       Telecopier No.: (301) 380-6332

                and with a copy to:    Fogler, Rubinoff
                                       Barristers & Solicitors
                                       Suite 4400, Royal Trust Tower
                                       Toronto-Dominion Centre
                                       Toronto, Ontario M5K 1G8

                                       Attention: Raymond Gelgoot
                                       Telecopier No.: (416) 941-8852

                If to Seller:          1028796 Ontario Limited
                                       c/o The Bank of Nova Scotia
                                       Real Estate Banking,
                                       44 King Street West, 16th Floor
                                       Toronto, Ontario M5H 1H1

                                       Attention: Vice-President,
                                       Real Estate Banking
                                       Telecopier No.: (416) 866-3770

                and to:                Marriott Corporation of Canada Ltd.
                                       c/o Marriott International, Inc.
                                       Law Department
                                       10400 Fernwood Road
                                       Bethesda, Maryland 20817

                                       Attention: Bonnie Green
                                       Telecopier No.: (301) 380-6727

or to such other address or addresses as may be designated in writing by a proper notice delivered by one part to the other. Any properly given notice shall be effective when received if received on a business day during normal business hours and otherwise shall be effective on the next business day. Refusal to accept delivery shall be deemed to constitute delivery at the time so refused.

  6.7 Entire Agreement. This Agreement and the exhibits attached hereto constitute the entire agreement between the parties with respect to the purchase and sale of the Hotel and supersedes all prior oral and written understandings. Amendments to this Agreement shall not be effective unless in writing and signed by the party against whom enforcement of the amendment is sought.

  6.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.

  6.9 Further Assurances. The parties hereto agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably requested by another party hereto to consummate the transactions contemplated by this Agreement. The obligations of Seller and Purchaser under this Section shall survive the Closing.

  6.10 Press Releases. All press releases or other dissemination of information to the media or responses to requests from the media for information relating to the transactions contemplated hereby shall be subject to the prior mutual approval of Seller and Purchaser. The obligations of Seller and Purchaser under this Section shall survive the Closing. Notwithstanding the foregoing, if required by the Securities and Exchange Commission or the rules and regulations of any stock exchange, the Purchaser may take any steps as may be required, without the consent of the Seller, to comply with such stock exchange rules and regulations and requirements of the Securities and Exchange Commission.

  6.11 Recital. The parties hereto acknowledge that the recitals herein contained are true in both substance and fact and are a material part of this agreement.

  6.12 Securities and Exchange Commission, etcetera. Upon request by Purchaser, Seller agrees to: (1) either (a) provide audited financial statements prepared in accordance with generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission or (b) co-operate with Purchaser and Purchaser's independent public accountants in preparing and auditing such financial statements and; (2) cause Seller's independent public accountants and/or counsel to co-operate, as necessary, in the process of providing or preparing such financial statements. Purchaser will make such request in the event that Purchaser (or one of Purchaser's affiliates) must provide such financial statements in any filing with the Securities and Exchange Commission or in any information statement.

  IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

                                       1028796 ONTARIO LIMITED

                                       Per:          /s/ John Oliver
                                            -----------------------------------

                                       Per:           /s/ J. Gaiger
                                            -----------------------------------

                                       MARRIOTT CORPORATION OF CANADA LTD.

                                       Per:         /s/ James L. Best
                                            -----------------------------------

                                       HMC TORONTO EC, INC.

                                       Per:      /s/ Douglas H.S. Greene
                                            -----------------------------------

                                 SCHEDULE "A"

  That part of Unit 1 according to a Plan registered in the Land Registry Office for the Land Titles Division of Metropolitan Toronto (No. 66) at Toronto as D-282; those parts of Lots 50, 51, 52, 53, 54, 55, 56, 57, 58 and
59 and that part of the lane running southerly from Teraulay Street to Trinity Square between Lots 54 and 55, all according to Plan 45 (City of Toronto) registered in the Land Registry Office (No. 63) for the Land Registry Division of Toronto at Toronto, said lane stopped up and closed by By-Law 299-72 of The Corporation of the City of Toronto, see B-378522, that part of former Trinity Square according to said Plan 45, stopped up and closed by said By-Law 299-72 and that part of Lot 74 according to said Plan 45 designated as PARTS 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 22 and 23 on a plan of survey of record deposited in the Land Registry Office for the Land Titles Division of Metropolitan Toronto (No. 66) at Toronto as 66R-13332.

  Together with the right in the nature of an easement or rights in the nature of an easement to build and develop (in conjunction with development of lands immediately to the north) upon that part of former Trinity Square designated as PART 19 on Plan 66R-13332 below a datum level of 92.01 metres above Canadian Geodetic Datum, above a datum level of 95.61 metres above Canadian Geodetic Datum and to establish within the intervening airspace supporting columns as necessary for development above the last mentioned datum level as set out in C-87484.

  Together with the right in the nature of an easement to establish upon that part of former Trinity Square, designated as PART 19 on Plan 66R-13332, a certain public staircase within the location of the westerly limit of the said
PART 19 on Plan 66R-13332; subject to the aforesaid rights of said PART 19 on Plan 66R-13332 as set out in C-87484.

  Subject to an easement for public walkway purposes in perpetuity or until released in favour of THE CORPORATION OF THE CITY OF TORONTO to enter in, upon and along the surface only of that part of former Trinity Square according to Plan 45, stopped up and closed by By-Law 299-72 of The Corporation of the City of Toronto, see B-378522 designated as PARTS 22 and 23 on Plan 66R-13332 and the air space situated between a height 92.01 metres above Canadian Geodetic Datum and a height of 94.30 metres above Canadian Geodetic Datum and within that part of the former Trinity Square according to Plan 45, stopped up and closed by said By-Law 299-72 designated as PART 14 on Plan 66R-13332 and subject to the right to enter in and upon the surface only of said PART 23 on Plan 66R-13332 of the right to establish upon said lands a certain public staircase as set out in C-87485.

  Subject to an easement in favour of THE CORPORATION OF THE CITY OF TORONTO, its successors and assigns, in perpetuity, or until released by The Corporation of the City of Toronto, its successors or assigns to enter in, upon and along for public walkway purposes the airspace situated between a height of 92.01 metres above Canadian Geodetic Datum and a height of 94.30 metres above Canadian Geodetic Datum, above and within that part of Lot 54 according to Plan 45, designated as PART 4 on Plan 66R-13332 as set out in C-87490.

  Subject to an easement in favour of THE CORPORATION OF THE CITY OF TORONTO, its successors and assigns, in perpetuity, or until released by the The Corporation of the City of Toronto, its successors and assigns to enter in, upon and along for public walkway purposes the airspace situated between a height of 92.01 metres above Canadian Geodetic Datum and a height of 94.30 metres above Canadian Geodetic Datum, above and within that part of the lane running southerly from Teraulay Street to Trinity Square between Lots 54 and 55 according to said Plan 45, said lane stopped up and closed by By-Law 299-72 of The Corporation of the City of Toronto, see B-378522, designated as PART 5 on Plan 66R-13332 as set out in C-87490.

  Subject to an easement in favour of THE T. EATON COMPANY LIMITED in perpetuity or until released by The T. Eaton Company Limited, to enter in, upon and along the surface only of the certain airspace between a height of
92.01 metres above Canadian Geodetic Datum and a height of 94.30 metres above Canadian Geodetic Datum which is above and within those parts of Lots 58 and 59 according to Plan 45, designated as PARTS 8, 9 and 10 on Plan 66R-13332 for purposes of the fire exit facilities serving the adjacent Department Store as set out in C-87488.

  Subject to an easement in favour of THE T. EATON COMPANY LIMITED in perpetuity or until released by The T. Eaton Company Limited, to enter in, upon and along the surface only of that certain airspace between a height of
92.01 metres above Canadian Geodetic Datum and a height of 94.30 metres above Canadian Geodetic Datum, above and within that part of former Trinity Square according to Plan 45, stopped up and closed by By-Law 29972 of The Corporation of the City of Toronto, see B-378522, designated as PART 18 on Plan 66R-13332 for purposes of the fire exit facilities serving the adjacent Department Store as set out in C-87487.

  Subject to an easement in favour of The Cadillac Fairview Corporation Limited, Terbert Investment Properties Limited and Eaton Properties Limited to enter in, upon and along that part of Trinity Square, as closed by By-Law 299-72, Part of Lot 74 on Plan 45 and Part of Unit 1 on Plan D-282, designated as Parts 10, 12, 13, 20, 26 and 27 on Plan 66R-14173 for the purposes as more particularly set out in C-174631.

                                 SCHEDULE "B"

Parcel 50-1 Leasehold, Section A-45 Leasehold

 1. Instrument No. 153311 E.P.-1972 Development Agreement

 2. Instrument No. 153312 E.P.-1972 Land Exchange Agreement

 3. Instrument No. 154360 E.P.-1972 Holy Trinity Agreement

 4. Instrument No. A-743857-1978 Development Amendment Agreement

 5. Instrument No. A-838400-Louisa Street Ramp Agreement

 6. Instrument No. C-29484-Notice of Agreement Amending 1978 Development Amendment Agreement

 7. Instrument No. C-87486-Restrictive Covenant re: Eaton Store Light-lands immediately south of 28' strip

 8. Instrument No. C-87489-Restrictive Covenant re: Eaton Store Light-28' strip

 9. Instrument No. C-174630-Notice of Agreement re: Underpass between EC Group/Synod (Synod-Co-Owners Indemnification Agreement)

10. Instrument No. C-422689-Development Agreement-Section 40 Planning Act-TEC Hotels and City of Toronto et al

11. Instrument No. C-422690-Collateral Agreement TEC Hotels and City of Toronto et al. collateral to No. 10

12. Instrument No. C-549349-Notice of Parking Easement Agreement among EC Group, TEC Hotels and Synod

13. Instrument No. C-549350-Notice of Retail/Daycare Premises Agreement to Lease between TEC Hotels and EC Group

14. Instrument No. C-549351-Notice of Underpass Link Agreement between TEC Hotels and EC Group

15. Instrument No. C-549352-Notice of Sublease from TEC Hotels to EC Group

16. Instrument No. C-549533-Restrictive Covenant re: Construction on adjacent Trinity Square Park among TEC Hotels, EC Group and the City of Toronto

17. Instrument No. C-551448-Notice of Assignment by EC Group and Marriott of undivided 50% interest in Sublease C-549352-15 above

18. Instrument No. C-580098-Notice of Amendment of City Development Agreement C-422689 (No. 10 above) among TEC Hotels, the EC Group, MCC, The T. Eaton Realty Company Limited, The T. Eaton Company Limited, Synod and the City of Toronto

19. Instrument No. C-653100-Notice of Amendment re: Interconnection between Hotel and Eaton Store, between the EC Group, MCC and Eaton Holdings

20. Instrument No. C-654045-Notice of Sub-sublease from the EC Group and MCC to TEC Opco

21. Instrument No. C-654396-Transfer of Easement re: Additional Fire Exit Areas from Synod and TEC to Eaton Holdings

22. Instrument No. 654399-Notice of Agreement and altering burden of Restrictive Covenants in C-87486 and C-87489 (Nos. 7 and 8 above) between the EC Group, MCC and Eaton Holdings and releasing in part easements imposed by Instruments C-87487, C-87488 and C-65396

23. Instrument No. C-733720-Transfer of Easement-in favour of the EC Group for purposes of construction, maintenance, repair, replacement use and operation of exhaust shaft and duct facilities

24. Instrument No. C-808690-Easement in favour of The Corporation of the City of Toronto for purposes of a public walkway

25. Instrument No. C-841103-Notice of Agreement among E.C. Co-owners, MCC, Synod, TEC Hotels and TEC Opco amending Parking Easement Agreement C-549349 (12 above)

26. Instrument No. C-844930-Notice of Assignment by E.C. Co-owners to 1028796 Ontario Limited of undivided 50% interest in Sublease C-549352 (15 above), consented to by TEC Hotels

27. Instrument No. C-844931-Notice of Assignment by E.C. Co-owners to 1028796 Ontario Limited of undivided 50% interest in Sub-Sublease C-654054 (20 above), consented to by TEC Hotels and TEC Opco

28. The easements to which the Lands are subject as noted in Schedule "A"